File No. 811-10073


  As filed with the Securities and Exchange Commission on March 5, 2001.



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-1A

             REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY
                               ACT OF 1940                        /   /
                                                                  ----


                             Amendment No. 1                    / X /
                                                                -----


                        (Check appropriate box or boxes)


                        BBH COMMON SETTLEMENT FUND, INC.
                (Exact Name of Registrant as Specified in Charter)


                       63 Wall Street, New York, NY 10005
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's Telephone Number, including Area Code: (800) 625-5759

         Philip W. Coolidge, 21 Milk Street, Boston, Massachusetts 02109
                     (Name and Address of Agent for Service)

                                    Copy to:
                          John E. Baumgardner, Jr., Esq.
                               Sullivan & Cromwell
                                125 Broad Street
                               New York, NY 10004

PART A


         Responses to Items 1 through 3, 5 and 9 have been  omitted  pursuant to
Item 2(b) of Instruction B of the General Instructions to Form N-1A.



                                Offering Circular




                           BBH Common Settlement Fund
                                  (BBH ComSet)

































             The date of this Offering Circular is March 5, 2001.





Reference No.:  ________

TABLE OF CONTENTS
                                                                            Page
Investment Objective  .....................................................   3
Principal Investment Strategies ...........................................   3
Principal Risk Factors ....................................................   3
Fees and Expenses of BBH ComSet............................................   5
Fund Performance...........................................................   6
Investment Adviser.........................................................   7
Shareholder Information ...................................................   8
Additional Investment Information .........................................  10






















[TEXT APPEARS IN BOLDFACE]
Eligible Shareholders - While other institutions are permitted to purchase shares of BBH ComSet, BBH ComSet has been organized for the use by entities that are registered with the Commodity Futures Trading Commission (i.e. Future Commission Merchants, Future Clearing Houses and Commodity Pools).

[TEXT APPEARS IN BOLDFACE]
In making an investment decision shareholders must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. Shares of the BBH ComSet have not been recommended by any U.S. Federal or state or non-U.S. securities commissions or regulatory authorities.
Furthermore, none of the foregoing authorities has confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

[TEXT APPEARS IN BOLDFACE]
Shares of the BBH ComSet have not and will not be registered under the Securities Act of 1933, as amended ("1933 Act"), and will be issued solely in private placement transactions that do not involve a public offering within
Section 4(2) of the 1933 Act. Shares of the BBH ComSet may not be transferred or resold except as permitted under the 1933 Act and the applicable state or other securities laws pursuant to registration or exemption therefrom. There will be no public market for shares of the BBH ComSet, and there is no obligation on the part of any person to register shares of the BBH ComSet under the 1933 Act or any state securities law.

INVESTMENT OBJECTIVE

       The investment objective of the BBH Common Settlement Fund, Inc. ("BBH ComSet") is to provide investors with as high a level of income as is consistent with the preservation of capital and the maintenance of liquidity.

INVESTMENT STRATEGIES


     BBH ComSet invests all of its assets in the BBH U.S. Money Market Portfolio (the "Portfolio"), an investment company that has the same objective as BBH ComSet. Brown Brothers Harriman, the Investment Adviser of the Portfolio, invests all of the assets of the Portfolio in securities which, at the time of purchase, are rated within the highest rating category for short-term obligations by at least two (unless only rated by one) nationally recognized statistical rating organizations (e.g. Moody's Investors Service, Inc., Standard & Poor's Corporation and Fitch) (NRSRO) or, if unrated, are of comparable quality as determined by or under the direction of the Portfolio's Board of Trustees. Issues that do not carry a short-term rating but fall within the maturity parameters of the Portfolio, must carry a long-term debt rating within the two highest debt rating categories by at least two NRSROs. The instruments in which the Investment Adviser include U.S. Government securities and obligations of U.S. and non-U.S. banks (such as certificates of deposit and fixed time deposits), commercial paper, repurchase agreements, reverse repurchase agreements, when-issued and delayed delivery securities, bonds issued by U.S. corporations and obligations of certain supranational organizations.


PRINCIPAL RISK FACTORS
      The principal risks of investing in BBH ComSet are described below. A shareholder may lose money by investing in BBH ComSet.

o        Market Risk:

       The price of a debt security will fluctuate in response to changes in interest rates.

o        Interest Rate Risk:

      The amount of income paid to the shareholder by BBH ComSet will fluctuate depending on day-to-day variations in short-term interest rates. In general, the prices of debt securities fall when interest rates rise.

o        Credit Risk:

      Credit risk refers to the likelihood that an issuer will default on interest or principal payments. Changes in the financial condition of an issuer, changes in specific economic or political conditions that affect a particular type of issuer, and changes in general economic or political conditions can adversely affect the credit quality or value of an issuer's securities. Entities providing credit support or a maturity-shortening structure also can be affected by these types of changes. Because the Portfolio invests a significant portion of its assets in bank obligations, the value of these investments and the net assets of the Portfolio could decline more dramatically as a result of adverse events affecting the bank industry.

o        Foreign Investment Risk:

     Because the Portfolio invests in securities issued by non-U.S. banks, the Portfolio is subject to additional risks on these securities such as adverse political, social and economic developments abroad, different kinds and levels of market and issuer regulations and the different characteristics of overseas economies and markets. There may be rapid changes in the values of these securities.


[TEXT APPEARS IN BOLDFACE]

     Investments in BBH ComSet are neither insured nor guaranteed by the U.S. Government. Shares of BBH ComSet are not deposits or obligations of, or guaranteed by, Brown Brothers Harriman or any other bank, and are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other federal, state or other governmental agency. Although BBH ComSet seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in BBH ComSet.




FEES AND EXPENSES OF THE FUND

       The tables below describe the fees and expenses1 that a shareholder may pay if that shareholder invests in BBH ComSet.

                                SHAREHOLDER FEES
                (Fees paid directly from a shareholder's account)

Maximum Sales Charge (Load)
Imposed on Purchases                                 None
Maximum Deferred Sales Charge (Load)                 None
Maximum Sales Charge (Load)
Imposed on Reinvested Dividends                      None
Redemption Fee                                       None
Exchange Fee                                         None

                         ANNUAL FUND OPERATING EXPENSES
                  (Expenses that are deducted from Fund assets
                     as a percentage of average net assets)

Other Expenses
  Administration Fee                   0.045%
 Expense Payment Agreement             0.115%2
                                       -----
Total Annual Fund Operating Expenses   0.160%
                                       =====

1The expenses shown for BBH ComSet include the expenses of the Portfolio. 2The expense payment agreement is a contractual arrangement which limits the total annual fund operating expenses to 0.16%. The arrangement will continue until June 30, 2003. Included within the expense payment agreement is a management fee of 0.10%.

FUND PERFORMANCE


Historical total return information for any period or portion thereof prior to the establishment of BBH ComSet will be that of the BBH U.S. Money Market Portfolio adjusted to assume that all charges, expenses and fees which are presently in effect were deducted during such periods, as permitted by applicable SEC staff interpretations. For current yield information, please call
(212) 493-7888, or contact your account representative.



[Graph depicted as a Bar Chart]





                                        Total Return (% per calendar year)

1990  1991  1992  1993   1994      1995      1996      1997      1998      1999
----  ----  ----  ----   ----      ----      ----      ----      ----      ----
8.21 6.31  3.91  3.11    3.95      5.90      5.34      5.48      5.40      5.12

------------------------------------------------------------------ ------------------------- -------------------------
Highest and Lowest Return
(Quarterly 1993-1999)
------------------------------------------------------------------ ------------------------- -------------------------


                                                                   Return                    Quarter Ending
Highest                                                            1.51%                     6/95
Lowest                                                             0.76%                     6/93




---------------------------------------- ------------------------- ---------------------------------------------------
Average Annual Total Returns
(through June 30, 2000)
---------------------------------------- ------------------------- ---------------------------------------------------


                                         1 Year                    5 Years                   10 Years

                                         5.69%                     5.46%                     5.15%
---------------------------------------- ------------------------- ------------------------- -------------------------

INVESTMENT ADVISER



     The Investment Adviser to the Portfolio is Brown Brothers Harriman, Private Bankers, a New York limited partnership established in 1818. The firm is subject to examination and regulation by the Superintendent of Banks of the State of New York and by the Department of Banking of the Commonwealth of Pennsylvania. The firm is also subject to supervision and examination by the Commissioner of Banks of the Commonwealth of Massachusetts. The Investment Adviser is located at 59 Wall Street, New York, NY 10005.



       The Investment Adviser provides investment advice and portfolio management services to the Portfolio. Subject to the general supervision of the Trustees, the Investment Adviser makes the day-to-day investment decisions, places the purchase and sale orders for the portfolio transactions, and generally manages the investments. The Investment Adviser provides a broad range of investment management services for customers in the United States and abroad. At June 30, 2000, it managed total assets of approximately $35 billion.


     A team of individuals manages the Portfolio on a day-to-day basis. This team includes Mr. Glenn E. Baker, Mr. John Ackler, and Mr. Raymond Humphrey of Brown Brothers Harriman. Mr. Baker holds a B.A. and a M.B.A. from the University of Michigan and is a Chartered Financial Analyst. He joined Brown Brothers Harriman in 1991. Mr. Ackler holds a B.S. from Philadelphia University and an M.B.A. from Lehigh University. He joined Brown Brothers Harriman in 1999. Prior to joining Brown Brothers Harriman, he worked for Nomura Asset Management USA Inc. Mr. Humphrey holds a B.A. from Montclair State College and an M.B.A. from New York University. He joined Brown Brothers Harriman in 1991.


       As compensation for the services rendered and related expenses such as salaries of advisory personnel borne by the Investment Adviser, under the Investment Advisory Agreement, the Portfolio pays the Investment Adviser an annual fee, computed daily and payable monthly, equal to 0.10% of the average daily net assets of the Portfolio.


SHAREHOLDER INFORMATION

                                 NET ASSET VALUE

       The net asset value of BBH ComSet is determined every day the New York Stock Exchange is open for regular trading and the Federal Reserve banks are open for business. BBH ComSet calculates its net asset value once daily at 4:00 P.M., New York time.

       It is anticipated that the net asset value per share of BBH ComSet will remain constant at $1.00. No assurance can be given that this goal can be achieved.

       The Portfolio's assets are valued by using the amortized cost method of valuation. This method involves valuing a security at its cost at the time of purchase and thereafter assuming a constant amortization to maturity of any discount or premium, regardless of the impact of fluctuating interest rates on the market value of the instrument. The market value of the securities held by the Portfolio fluctuates on the basis of the creditworthiness of the issuers of such securities and on the levels of interest rates generally. While the amortized cost method provides certainty in valuation, it may result in periods when the value so determined is higher or lower than the price the Portfolio would receive if the security were sold.






                               PURCHASE OF SHARES

       Shares of BBH ComSet are issued solely in private placement transactions. Investments in BBH ComSet may only be made in accordance with Regulation D of the 1933 Act. Eligible shareholders are "accredited investors" and include Future Commodity Merchants (FCMs) registered with the Commodity Futures Trading Commission (CFTC) or a Futures Exchange or its clearinghouse which has been designated by the CFTC pursuant to the Commodity Exchange Act as a contract market for certain futures contracts and options on futures contracts. This Offering Circular does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the Securities Act of 1933.

       An investment in BBH ComSet may be made without a sales load. Shareholders may invest into BBH ComSet on any day the net asset value is calculated if BBH ComSet receives an order, including acceptable payment for such order, prior to such calculation. Shares of BBH ComSet are entitled to dividends declared on the day BBH ComSet executes the purchase order on the books of BBH ComSet.


     An  investor  may place  purchase  orders  for Fund  shares  through  Brown
Brothers Harriman. Such an investor has such shares held directly in the investor's name on the books of BBH ComSet and is responsible for arranging for the payment of the purchase price of Fund shares. BBH ComSet executes all purchase orders for initial and subsequent purchases at the net asset value per share next determined after Brown Brothers Harriman has received payment in the form of a cashier's check drawn on a U.S. bank, a check certified by a U.S. bank or a wire transfer. The minimum initial investment in BBH ComSet is $10 million ($10,000,000). Because BBH ComSet intends to be fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in federal funds (i.e., monies credited to the custodian of the Fund's account by a Federal Reserve Bank).


       BBH ComSet reserves the right to cease accepting investments at any time or reject any investment order.

                              REDEMPTION OF SHARES


     A shareholder in BBH ComSet may redeem all or any portion of its investment at the net asset value next determined after a request is furnished by the shareholder to Brown Brothers Harriman, US Banking Group, New York, NY 10005, telephone number (212) 493-7888. Any redemption request received on a business day by BBH ComSet prior to 3 PM New York Time will be paid on the same day unless a redemption request or payment therefrom has been suspended or postponed. Pursuant to Section 22(e) of the Investment Company Act of 1940, a redemption request or the payment therefrom can only be postponed or suspended when the New York Stock Exchange is closed or the Federal Reserve Banks are closed for business (other than weekends or holidays), the SEC determines that trading on the NYSE is restricted, or if the SEC determines that an emergency exists. Unless suspended or postponed, any redemption request received on a business day by BBH ComSet after 3 PM New York time will be paid as soon as possible but no later than the next business day.

     Investments in BBH ComSet may be transferred providing that BBH ComSet determines that the transferee of the shares of BBH ComSet is an Accredited Investors as defined in Regulation D of the 1933 Act.






                           DIVIDENDS AND DISTRIBUTIONS

       The net income and short-term capital gains and losses of BBH ComSet, if any, are declared as a dividend daily and paid monthly. Determination of BBH
ComSet's  net  income  is  made  each  business  day  immediately  prior  to the determination of the net asset value per share of BBH ComSet. Net income for days other than such business days is determined at the time of the determination of the net asset value per share of BBH ComSet on the immediately preceding business day.


       Dividends declared are payable to shareholders of record of BBH ComSet on the date of determination. Shares purchased through the submission of a purchase order prior to 4:00 P.M., New York time on such a business day begin earning dividends on that business day. Shares redeemed do not qualify for a dividend on the business day that the redemption proceeds are paid.


         Unless a shareholder whose shares are held directly in the shareholder's name on the books of BBH ComSet elects to have dividends paid in cash, BBH ComSet automatically reinvests dividends in additional Fund shares without reference to the minimum subsequent purchase requirement.


                                      TAXES

       Dividends of net income and net short-term capital gains, if any, are taxable to shareholders of BBH ComSet as ordinary income, whether such dividends are paid in cash or reinvested in additional shares. The treatment of BBH ComSet and its shareholders in those states which have income tax laws might differ from treatment under federal income tax laws. Therefore, distributions to shareholders may be subject to additional state and local taxes. Shareholders are urged to consult their tax advisors regarding any state or local taxes.

                                Foreign Investors

         BBH ComSet is designed for investors who are either citizens of the United States or aliens subject to United States income tax. Prospective investors who are not citizens of the United States and who are not aliens subject to United States income tax are subject to United States withholding tax on the entire amount of all dividends. Therefore, such investors should not invest in BBH ComSet since alternative investments would not be subject to United States withholding tax.

ADDITIONAL INVESTMENT INFORMATION


     License Agreement. Pursuant to a license agreement between BBH ComSet and Brown Brothers Harriman dated August 15, 2000, BBH ComSet may continue to use in its name "BBH". The agreement may be terminated by Brown Brothers Harriman at any time upon written notice to BBH ComSet upon the expiration or earlier termination of any investment advisory agreement between BBH ComSet or any investment company in which BBH ComSet invests all of its assets and Brown Brothers Harriman. Termination of the agreement would require BBH ComSet to change its name and the name of BBH ComSet to eliminate all reference to "BBH".


       Investment Structure. BBH ComSet seeks to achieve its investment objective by investing all of its assets in the Portfolio, a diversified open-end investment company having the same investment objective as BBH ComSet. Other investors, including mutual funds and institutional investors, may invest in the Portfolio on the same terms and conditions as BBH ComSet. However, these other investors may have different operating expenses which may generate different aggregate performance results. BBH ComSet may withdraw its investment in the Portfolio at any time as a result of changes in the Portfolio's investment objective, policies or restrictions of if the Board of Directors determines that it is otherwise in the best interests of BBH ComSet to do so.

     Investment Securities. The Portfolio will comply with CFTC Rule 1.25 which governs the investment of customer funds as defined in the Commodity Exchange Act. Eligible investments include the following:

       U.S. Government Securities. The Portfolio may invest in securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities. These securities, including those which are guaranteed by federal agencies or instrumentalities, may or may not be backed by the "full faith and credit" of the United States.


       Bank Obligations. The Portfolio may invest in U.S. dollar-denominated high quality securities. These securities include negotiable certificates of deposit and fixed time deposits of banks, savings and loan associations and savings banks organized under the laws of the United States or any state thereof. The Portfolio's investments also include obligations of non-U.S. branches of such banks, or of non-U.S. banks or their U.S. or non-U.S. branches. (The Portfolio may only invest in obligations of such non-U.S. banks if such bank has more than $500 million in total assets.

       Commercial Paper. The Portfolio may invest in commercial paper including variable rate demand master notes issued by U.S. corporations or by non-U.S. corporations which are direct parents or subsidiaries of U.S. corporations. Master notes are demand obligations that permit the investment of fluctuating amounts at varying market rates of interest pursuant to arrangements between the issuer and a U.S. commercial bank acting as agent for the payees of such notes. Master notes are callable on demand, but are not marketable to third parties. Consequently, the right to redeem such notes depends on the borrower's ability to pay on demand.


       Repurchase Agreements. A repurchase agreement is an agreement in which the seller (the "Lender") of a security agrees to repurchase from the Portfolio the security sold at a mutually agreed upon time and price. As such, it is viewed as the lending of money to the Lender. The Portfolio always receives as collateral securities which are eligible securities for the Portfolio to purchase.


       Other Obligations. Assets of the Portfolio may be invested in bonds and asset-backed securities with maturities not exceeding thirteen months, issued by U.S. corporations.

WS5945
                                     PART B


Cover Page.

         Not applicable.

Table of Contents


                                                                            Page
Investments
         Investment Objective and Policies  .  .  .  .  .             2
         Investment Restrictions   .  .  .  .  .  .  .  .             6
Management
         Directors, Trustees and Officers   .  .  .  .  .             9
         Investment Adviser  .  .  .  .  .  .  .  .  .  .             12
         Administrators.  .  .  .  .  .  .  .  .  .  .  .             13
         Placement Agent.  .  .  .  .  .  .  .  .  .  .  .            15
         Custodian, Transfer and Dividend Disbursing Agent            15
         Independent Auditors                                         15
Net Asset Value; Redemption in Kind   .  .  .  .                      16
Computation of Performance   .  .  .  .  .  .  .                      18
Purchases and Redemptions                                             19
Federal Taxes .  .  .  .  .  .  .  .  .  .  .  .                      20
Description of Shares  .  .  .  .  .  .  .  .  .                      21
Portfolio Brokerage Transactions .  .  .  .                           23
Bond, Note and Commercial Paper Ratings                               24
Additional Information. . . . . . . . . . . . . . .                   26
Financial Statements                                                  26

Fund History.

         BBH Common Settlement Fund, Inc. ("BBH ComSet") is an open-end management investment company which was organized as a Maryland corporation on July 31, 2000. BBH ComSet is a type of mutual fund commonly known as a money market fund. BBH ComSet is designed to be a cost effective and convenient means of making substantial investments in money market instruments.

       Brown Brothers Harriman & Co. is the investment adviser of the Portfolio (the "Investment Adviser").



INVESTMENT OBJECTIVE AND POLICIES

         The investment objective of BBH ComSet is to achieve as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity. BBH ComSet seeks to achieve its investment objective by investing all of its assets in the BBH U.S. Money Market Portfolio (the "Portfolio"), a diversified open-end investment company having the same investment objective as BBH ComSet. The Portfolio pursues its investment objective by investing in high quality, short-term money market instruments. There can be no assurance that BBH ComSet's investment objective will be achieved.

         The following supplements the information contained in Part A concerning the investment objective, policies and techniques of BBH ComSet and the Portfolio. Since the investment characteristics of BBH ComSet correspond directly to those of the Portfolio, the following is a discussion of the various investments and investment policies of the Portfolio.

Loans of Portfolio Securities


     Loans of portfolio securities up to 30% of the total value of the Portfolio are permitted and may be entered into for not more than one year. Securities of the Portfolio may be loaned if such loans are secured continuously by cash or equivalent collateral or by an irrevocable letter of credit in favor of the Portfolio at least equal at all times to 100% of the market value of the securities loaned plus accrued income. While such securities are on loan, the borrower pays the Portfolio any income accruing thereon, and cash collateral may be invested for the Portfolio, thereby earning additional income. All or any portion of interest earned on invested collateral may be paid to the borrower. Loans are subject to termination by the Portfolio in the normal settlement time, currently three business days after notice, or by the borrower on one day's notice. Borrowed securities are returned when the loan is terminated. Any appreciation or depreciation in the market price of the borrowed securities which occurs during the term of the loan inures to the Portfolio and its investors. Reasonable finders' and custodial fees may be paid in connection with a loan. In addition, all facts and circumstances, including the creditworthiness of the borrowing financial institution, are considered before a loan is made and no loan is made in excess of one year. There is the risk that a borrowed security may not be returned to the Portfolio. Securities of the Portfolio are not loaned to Brown Brothers Harriman or to any affiliate of BBH ComSet, the Portfolio or Brown Brothers Harriman.


U.S. Government Securities

       Assets of the Portfolio may be invested in securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities. These securities, including those which are guaranteed by federal agencies or instrumentalities, may or may not be backed by the "full faith and credit" of the United States. In the case of securities not backed by the full faith and credit of the United States, it may not be possible to assert a claim against the United States itself in the event the agency or instrumentality issuing or guaranteeing the security for ultimate repayment does not meet its commitments. Securities which are not backed by the full faith and credit of the United States include, but are not limited to, securities of the Tennessee Valley Authority, the Federal National Mortgage Association (FNMA), the U.S. Postal Service and the Resolution Funding Corporation (REFCORP), each of which has a limited right to borrow from the U.S. Treasury to meet its obligations, and securities of the Federal Farm Credit System, the Federal Home Loan Banks, the Federal Home Loan Mortgage Corporation (FHLMC) and the Student Loan Marketing Association, the obligations of each of which may be satisfied only by the individual credit of the issuing agency. Securities which are backed by the full faith and credit of the United States include Treasury bills, Treasury notes, Treasury bonds and pass through obligations of the Government National Mortgage Association (GNMA), the Farmers Home Administration and the Export-Import Bank. There is no percentage limitation with respect to investments in U.S. Government securities.

Bank Obligations


     Assets of the Portfolio may be invested in U.S. dollar-denominated negotiable certificates of deposit and fixed time deposits of banks, savings and loan associations and savings banks organized under the laws of the United States or any state thereof, including obligations of non-U.S. branches of such banks, or of non-U.S. banks or their U.S. or non-U.S. branches, provided that in each case, such bank has more than $500 million in total assets, and has an outstanding short-term debt issue rated within the highest rating category for short-term debt obligations by at least two (unless only rated by one) nationally recognized statistical rating organizations (e.g., Moody's and S&P) or, if unrated, are of comparable quality as determined by or under the direction of the Portfolio's Board of Trustees. See "Bond, Note and Commercial Paper Ratings" in this Part B. There is no additional percentage limitation with respect to investments in negotiable certificates of deposit and fixed time deposits of U.S. branches of U.S. banks and U.S. branches of non-U.S. banks that are subject to the same regulation as U.S. banks. Since the Portfolio may contain U.S. dollar-denominated certificates of deposit, fixed time deposits and bankers' acceptances that are issued by non-U.S. banks and their non-U.S. branches, the Portfolio may be subject to additional investment risks with respect to those securities that are different in some respects from obligations of U.S. issuers, such as currency exchange control regulations, the possibility of expropriation, seizure or nationalization of non-U.S. deposits, less liquidity and more volatility in non-U.S. securities markets and the impact of political, social or diplomatic developments or the adoption of other foreign government restrictions which might adversely affect the payment of principal and interest on securities held by the Portfolio. If it should become necessary, greater difficulties might be encountered in invoking legal processes abroad than would be the case in the United States. Issuers of non-U.S. bank obligations may be subject to less stringent or different regulations than are U.S. bank issuers, there may be less publicly available information about a non-U.S. issuer, and non-U.S. issuers generally are not subject to uniform accounting and financial reporting standards, practices and requirements comparable to those applicable to U.S. issuers. Income earned or received by the Portfolio from sources within countries other than the United States may be reduced by withholding and other taxes imposed by such countries. Tax conventions between certain countries and the United States, however, may reduce or eliminate such taxes. All such taxes paid by the Portfolio would reduce its net income available for distribution to investors (i.e., BBH ComSet and other investors in the Portfolio); however, the Investment Adviser would consider available yields, net of any required taxes, in selecting securities of non-U.S. issuers. While early withdrawals are not contemplated, fixed time deposits are not readily marketable and may be subject to early withdrawal penalties, which may vary. Assets of the Portfolio are not invested in obligations of Brown Brothers Harriman, or the Placement Agent, or in the obligations of the affiliates of any such organization. Assets of the Portfolio are also not invested in fixed time deposits with a maturity of over seven calendar days, or in fixed time deposits with a maturity of from two business days to seven calendar days if more than 10% of the Portfolio's net assets would be invested in such deposits.


Commercial Paper

       Assets of the Portfolio may be invested in commercial paper including variable rate demand master notes issued by U.S. corporations or by non-U.S. corporations which are direct parents or subsidiaries of U.S. corporations. Master notes are demand obligations that permit the investment of fluctuating amounts at varying market rates of interest pursuant to arrangements between the issuer and a U.S. commercial bank acting as agent for the payees of such notes. Master notes are callable on demand, but are not marketable to third parties. Consequently, the right to redeem such notes depends on the borrower's ability to pay on demand. At the date of investment, commercial paper must be rated within the highest rating category for short-term debt obligations by at least two (unless only rated by one) nationally recognized statistical rating organizations (e.g., Moody's and S&P) or, if unrated, are of comparable quality as determined by or under the direction of the Portfolio's Board of Trustees. Any commercial paper issued by a non-U.S. corporation must be U.S. dollar-denominated and not subject to non-U.S. withholding tax at the time of purchase. Aggregate investments in non-U.S. commercial paper of non-U.S. issuers cannot exceed 10% of the Portfolio's net assets. Since the Portfolio may contain commercial paper issued by non-U.S. corporations, it may be subject to additional investment risks with respect to those securities that are different in some respects from obligations of U.S. issuers, such as currency exchange control regulations, the possibility of expropriation, seizure or nationalization of non-U.S. deposits, less liquidity and more volatility in non-U.S. securities markets and the impact of political, social or diplomatic developments or the adoption of other foreign government restrictions which might adversely affect the payment of principal and interest on securities held by the Portfolio. If it should become necessary, greater difficulties might be encountered in invoking legal processes abroad than would be the case in the United States. There may be less publicly available information about a non-U.S. issuer, and non-U.S. issuers generally are not subject to uniform accounting and financial reporting standards, practices and requirements comparable to those applicable to U.S. issuers.

Repurchase Agreements


     A repurchase agreement is an agreement in which the seller (the "Lender") of a security agrees to repurchase from the Portfolio the security sold at a mutually agreed upon time and price. As such, it is viewed as the lending of money to the Lender. The resale price normally is in excess of the purchase price, reflecting an agreed upon interest rate. The rate is effective for the period of time assets of the Portfolio are invested in the agreement and is not related to the coupon rate on the underlying security. The period of these repurchase agreements is usually short, from overnight to one week, and at no time are assets of the Portfolio invested in a repurchase agreement with a maturity of more than one year. The securities which are subject to repurchase agreements, however, may have maturity dates in excess of one year from the effective date of the repurchase agreement. The Portfolio always receives as collateral eligible securities for the Portfolio to purchase. Collateral is marked to the market daily and has a market value including accrued interest at least equal to 100% of the dollar amount invested on behalf of the Portfolio in each agreement along with accrued interest. Payment for such securities is made for the Portfolio only upon physical delivery or evidence of book entry transfer to the account of Brown Brothers Harriman, the Portfolio's Custodian. If the Lender defaults, the Portfolio might incur a loss if the value of the collateral securing the repurchase agreement declines and might incur disposition costs in connection with liquidating the collateral. In addition, if bankruptcy proceedings are commenced with respect to the Lender, realization upon the collateral on behalf of the Portfolio may be delayed or limited in certain circumstances. A repurchase agreement with more than seven days to maturity may not be entered into for the Portfolio if, as a result, more than 10% of the Portfolio's net assets would be invested in such repurchase agreement together with any other investment for which market quotations are not readily available.


Reverse Repurchase Agreements

       Reverse repurchase agreements may be entered into only with a "primary dealer" (as designated by the Federal Reserve Bank of New York) in U.S. Government securities. This is an agreement in which the Portfolio agrees to repurchase securities sold by it at a mutually agreed upon time and price. As such, it is viewed as the borrowing of money for the Portfolio. Proceeds of borrowings under reverse repurchase agreements are invested for the Portfolio. This is the speculative factor known as "leverage". If interest rates rise during the term of a reverse repurchase agreement utilized for leverage, the value of the securities to be repurchased for the Portfolio as well as the value of securities purchased with the proceeds will decline. In these circumstances, the Portfolio's entering into reverse repurchase agreements may have a negative impact on the ability to maintain BBH ComSet's net asset value of $1.00 per share. Proceeds of a reverse repurchase transaction are not invested for a period which exceeds the duration of the reverse repurchase agreement. A reverse repurchase agreement is not entered into for the Portfolio if, as a result, more than one-third of the market value of the Portfolio's total assets, less liabilities other than the obligations created by reverse repurchase agreements, is engaged in reverse repurchase agreements. In the event that such agreements exceed, in the aggregate, one-third of such market value, the amount of the Portfolio's obligations created by reverse repurchase agreements is reduced within three days thereafter (not including weekends and holidays) or such longer period as the Securities and Exchange Commission may prescribe, to an extent that such obligations do not exceed, in the aggregate, one-third of the market value of the Portfolio's assets, as defined above. A segregated account with the Custodian is established and maintained for the Portfolio with liquid assets in an amount at least equal to the Portfolio's purchase obligations under its reverse repurchase agreements. Such a segregated account consists of liquid high grade debt securities marked to the market daily, with additional liquid assets added when necessary to insure that at all times the value of such account is equal to the purchase obligations.



When-Issued and Delayed Delivery Securities

       Securities may be purchased for the Portfolio on a when-issued or delayed delivery basis. For example, delivery and payment may take place a month or more after the date of the transaction. The purchase price and the interest rate payable on the securities are fixed on the transaction date. The securities so purchased are subject to market fluctuation and no interest accrues to the Portfolio until delivery and payment take place. At the time the commitment to purchase securities for the Portfolio on a when-issued or delayed delivery basis is made, the transaction is recorded and thereafter the value of such securities is reflected each day in determining the Portfolio's net asset value. At the time of its acquisition, a when-issued security may be valued at less than the purchase price. Commitments for such when-issued securities are made only when there is an intention of actually acquiring the securities. To facilitate such acquisitions, a segregated account with the Custodian is maintained for the Portfolio with liquid assets in an amount at least equal to such commitments. Such a segregated account consists of liquid high grade debt securities marked to the market daily, with additional liquid assets added when necessary to insure that at all times the value of such account is equal to the commitments. On delivery dates for such transactions, such obligations are met from maturities or sales of the securities held in the segregated account and/or from cash flow. If the right to acquire a when-issued security is disposed of prior to its acquisition, the Portfolio could, as with the disposition of any other portfolio obligation, incur a gain or loss due to market fluctuation. When-issued commitments for the Portfolio may not be entered into if such commitments exceed in the aggregate 15% of the market value of the Portfolio's total assets, less liabilities other than the obligations created by when-issued commitments.

Other Obligations

       Assets of the Portfolio may be invested in bonds and asset-backed securities with maturities not exceeding thirteen months, issued by U.S. corporations which at the date of investment are rated within the highest short-term rating category for such obligations or the two highest long-term rating categories by at least two (unless only rated by one) nationally recognized statistical rating organizations (e.g., Moody's and S&P) or, if unrated, are of comparable quality as determined by or under the direction of the Portfolio's Board of Trustees.



INVESTMENT RESTRICTIONS

         BBH ComSet and the Portfolio are operated under the following investment restrictions which are deemed fundamental policies and may be changed only with the approval of the holders of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of BBH ComSet or the Portfolio, as the case may be (see "Additional Information"). Since the investment restrictions of BBH ComSet correspond directly to those of the Portfolio, the following is a discussion of the various investment restrictions of the Portfolio.

       As a fundamental policy, money is not borrowed by the Portfolio in an amount in excess of 10% of its assets. It is intended that money will be borrowed only from banks and only either to accommodate requests for the withdrawal of part or all of an interest while effecting an orderly liquidation of portfolio securities or to maintain liquidity in the event of an unanticipated failure to complete a portfolio security transaction or other similar situations. Securities are not purchased for the Portfolio at any time at which the amount of its borrowings exceed 5% of its net assets.

         Except that BBH ComSet may invest all of its assets in an open-end investment company with substantially the same investment objective, policies and restrictions as BBH ComSet, neither the Portfolio nor BBH ComSet, may:

         (1) purchase securities which may not be resold to the public without registration under the Securities Act of 1933, as amended;

         (2) enter into repurchase agreements with more than seven days to maturity if, as a result thereof, more than 10% of the market value of its net assets would be invested in such repurchase agreements together with any other investment for which market quotations are not readily available;

         (3) enter into reverse repurchase agreements which, including any borrowings under Investment Restriction No. 4, exceed, in the aggregate, one-third of the market value of its total assets, less liabilities other than obligations created by reverse repurchase agreements. In the event that such agreements exceed, in the aggregate, one-third of such market value, it will, within three days thereafter (not including weekends and holidays) or such longer period as the Securities and Exchange Commission may prescribe, reduce the amount of the obligations created by reverse repurchase agreements to an extent that such obligations will not exceed, in the aggregate, one-third of the market value of its assets;

         (4) borrow money, except from banks for extraordinary or emergency purposes and then only in amounts not to exceed 10% of the value of its total assets, taken at cost, at the time of such borrowing; mortgage, pledge or hypothecate any assets except in connection with any such borrowing and in amounts not to exceed 10% of the value of its net assets at the time of such borrowing. Neither the Portfolio nor BBH ComSet, as the case may be, will purchase securities while borrowings exceed 5% of its total assets. This borrowing provision is included to facilitate the orderly sale of portfolio securities, for example, in the event of abnormally heavy redemption requests, and is not for investment purposes and does not apply to reverse repurchase agreements (see "Reverse Repurchase Agreements");

         (5) enter into when-issued commitments exceeding in the aggregate 15% of the market value of its total assets, less liabilities other than obligations created by when-issued commitments;

         (6) purchase the securities or other obligations of issuers conducting their principal business activity in the same industry if, immediately after such purchase, the value of such investments in such industry would exceed 25% of the value of its total assets. For purposes of industry concentration, there is no percentage limitation with respect to investments in U.S. Government securities and negotiable certificates of deposit, fixed time deposits and bankers' acceptances of U.S. branches of U.S. banks and U.S. branches of non-U.S. banks that are subject to the same regulation as U.S. banks;

         (7) purchase the securities or other obligations of any one issuer if, immediately after such purchase, more than 5% of the value of its total assets would be invested in securities or other obligations or any one such issuer. This limitation does not apply to issues of the U.S. Government, its agencies or instrumentalities;

         (8) make loans, except through the purchase or holding of debt obligations, repurchase agreements or loans of portfolio securities in accordance with its investment objective and policies (see "Investment Objective and Policies");

         (9) purchase or sell puts, calls, straddles, spreads, or any combinations thereof; real estate; commodities; commodity contracts or interests in oil, gas or mineral exploration or development programs. However, bonds or commercial paper issued by companies which invest in real estate or interests therein including real estate investment trusts may be purchased;

         (10) purchase securities on margin, make short sales of securities or maintain a short position, provided that this restriction is not deemed to be applicable to the purchase or sale of when-issued securities or of securities for delivery at a future date;

         (11) invest in fixed time deposits with a duration of over seven calendar days, or in fixed time deposits with a duration of from two business days to seven calendar days if more than 10% of its total assets would be invested in such deposits;

         (12)     acquire securities of other investment companies;

         (13)     act as an underwriter of securities; or

         (14)  issue any  senior  security  (as that term is defined in the 1940
Act) if such issuance is specifically prohibited by the 1940 Act or the rules and regulations promulgated thereunder.

         Except with respect to Investment Restriction No. 3, there will be no violation of any investment restriction if that restriction is complied with at the time the relevant action is taken notwithstanding a later change in market value of an investment, in net or total assets, in the securities rating of the investment, or any other later change.

         Non-Fundamental Restrictions. The Portfolio or BBH ComSet, may not as a matter of operating policy (except that BBH ComSet may invest all of its assets in an open-end investment company with substantially the same investment objective, policies and restrictions as BBH ComSet): (i) purchase more than 10% of all outstanding debt obligations of any one issuer (other than securities issued by the U.S. government, its agencies instrumentalities); or (ii) invest more than 10% of its net assets (taken at the greater of cost or market value) in restricted securities. These policies are not fundamental and may be changed without shareholder or investor approval.


         Percentage and Rating Restrictions. If a percentage or rating restriction on investment or utilization of assets set forth above or referred to in Part A is adhered to at the time an investment is made or assets are so utilized, a later change in percentage resulting from changes in the value of the portfolio securities or a later change in the rating of a portfolio security is not considered a violation of policy.


         BBH ComSet is classified as "diversified" under the 1940 Act, which means that at least 75% of its total assets is represented by cash; securities issued by the U.S. Government, its agencies or instrumentalities; and other securities limited in respect of any one issuer to an amount no greater than 5% of BBH ComSet's total assets (other than securities issued by the U.S. Government, its agencies or instrumentalities).


DIRECTORS, TRUSTEES AND OFFICERS

       BBH ComSet's Directors, in addition to supervising the actions of BBH ComSet's Administrator and Placement Agent, as set forth below, decide upon matters of general policy with respect to BBH ComSet. The Portfolio's Trustees, in addition to supervising the actions of the Portfolio's Investment Adviser and Administrator, as set forth below, decide upon matters of general policy with respect to the Portfolio.

       Because of the services rendered to the Portfolio by the Investment Adviser and to BBH ComSet and the Portfolio by their respective Administrators, BBH ComSet and the Portfolio require no employees, and their respective officers, other than the Chairman, receive no compensation from BBH ComSet or the Portfolio.


         The Directors, Trustees and executive officers of BBH ComSet and the Portfolio, their principal occupations during the past five years (although their titles may have varied during the period) and business addresses are:



DIRECTORS OF BBH COMSET AND TRUSTEES OF THE PORTFOLIO


         J.V. SHIELDS, JR.*(aged 62) - Chairman of the Board and Director; Trustee of The 59 Wall Street Trust; Trustee of the BBH Portfolios(1) (since October 1999); Director of the BBH Common Settlement Fund, Inc. (since August
2000); Managing Director, Chairman and Chief Executive Officer of Shields & Company; Chairman of Capital Management Associates, Inc.; Director of Flowers Industries, Inc.(2). Vice Chairman and Trustee of New York Racing Association. His business address is Shields & Company, 140 Broadway, New York, NY 10005.

         EUGENE P. BEARD**(aged 65) - Director; Trustee of The 59 Wall Street Trust; Trustee of the BBH Portfolios (since October 1999); Director of the BBH Common Settlement Fund, Inc. (since August 2000); Executive Vice President - Finance and Operations of The Interpublic Group of Companies. His business address is The Interpublic Group of Companies, Inc., 1271 Avenue of the Americas, New York, NY 10020.

         DAVID P. FELDMAN** (aged 60) - Director; Trustee of The 59 Wall Street Trust; Trustee of the BBH Portfolios (since October 1999); Director of the BBH Common Settlement Fund, Inc. (since August 2000); Retired; Vice President and Investment Manager of AT&T Investment Management Corporation (prior to October
1997); Director of Dreyfus Mutual Funds, Jeffrey Co. and Heitman Financial. His business address is 3 Tall Oaks Drive, Warren, NJ 07059.

         ALAN G. LOWY** (aged 61) - Director; Trustee of The 59 Wall Street Trust; Trustee of the BBH Portfolios (since October 1999); Director of the BBH Common Settlement Fund, Inc. (since August 2000); Private Investor. His business address is 4111 Clear Valley Drive, Encino, CA 91436.

         ARTHUR D. MILTENBERGER** (aged 61) - Director; Trustee of The 59 Wall Street Trust; Trustee of the BBH Portfolios (since October 1999); Director of the BBH Common Settlement Fund, Inc. (since August 2000); Retired, Executive Vice President and Chief Financial Officer of Richard K. Mellon and Sons (prior to June 1998); Treasurer of Richard King Mellon Foundation (prior to June 1998); Vice President of the Richard King Mellon Foundation; Trustee, R.K. Mellon Family Trusts; General Partner, Mellon Family Investment Company IV, V and VI; Director of Aerostructures Corporation (since 1996) (3). His business address is Richard K. Mellon and Sons, P.O. Box RKM, Ligonier, PA 15658.

         RICHARD L. CARPENTER** (aged 67) - Director and Trustee of The 59 Wall Street Trust (since October 1999); Trustee of the BBH Portfolios; Trustee of Dow Jones Islamic Market Index Portfolio (since March 1999); Director of The 59 Wall Street Fund, Inc. (since October 1999); Director of the BBH Common Settlement Fund, Inc. (since August 2000); Retired; Director of Investments, Pennsylvania Public School Employees' Retirement System (prior to December 1997). His business address is 12664 Lazy Acres Court, Nevada City, CA 95959.

         CLIFFORD A. CLARK** (aged 70) - Director and Trustee of The 59 Wall Street Trust (since October 1999); Trustee of the BBH Portfolios; Trustee of Dow Jones Islamic Market Index Portfolio (since March 1999); Director of The 59 Wall Street Fund, Inc. (since October 1999); Director of the BBH Common Settlement Fund, Inc. (since August 2000); Retired. His business address is 42 Clowes Drive, Falmouth, MA 02540.

         DAVID M. SEITZMAN** (aged 71) - Director and Trustee of The 59 Wall Street Trust (since October 1999); Trustee of the BBH Portfolios; Director of The 59 Wall Street Fund, Inc. (since October 1999); Director of the BBH Common Settlement Fund, Inc. (since August 2000); Physician, Private Practice. His business address is 7117 Nevis Road, Bethesda, MD 20817.

         J. ANGUS IVORY (aged 68) - Director and Trustee of The 59 Wall Street Trust (since October 1999); Trustee of the BBH Portfolios (since October 1999); Director of The 59 Wall Street Fund, Inc. (since October 1999); Trustee of Dow Jones Islamic Market Index Portfolio (since March 1999); Director of the BBH Common Settlement Fund, Inc. (since August 2000); Trustee of the Islamic Global Equity Fund (since November 2000); Retired; Director of Brown Brothers Harriman Ltd., subsidiary of Brown Brothers Harriman & Co.; Director of Old Daily Saddlery; Advisor, RAF Central Fund; Committee Member, St. Thomas Hospital Pain Clinic (since 1999).


OFFICERS OF THE CORPORATION AND THE PORTFOLIO


         PHILIP W. COOLIDGE (Aged 49) - President; President of the BBH Portfolios; President of Dow Jones Islamic Market Index Portfolio (since March
1999); President of BBH Common Settlement Fund, Inc. (since August 2000); President of Islamic Global Equity Fund (since November 2000); Chief Executive Officer and President of Signature Financial Group, Inc. ("SFG"), Signature Broker-Dealer Services, Inc. ("SBDS") and 59 Wall Street Administrators, Inc. ("59 Wall Street Administrators").

         LINWOOD C. DOWNS (Aged 38) - Treasurer; Treasurer of the BBH Portfolios; Treasurer of Dow Jones Islamic Market Index Portfolio (since March
1999); Treasurer of BBH Common Settlement Fund, Inc. (since August 2000); Treasurer of Islamic Global Equity Fund (since November 2000); Senior Vice President and Treasurer of SFG; Treasurer of SBDS, 59 Wall Street Administrators and 59 Wall Street Distributors.

         CHRISTINE  D.  DORSEY  (Aged  30) -  Secretary;  Secretary  of the  BBH
Portfolios; Secretary of Dow Jones Islamic Market Index Portfolio (since February 2000); Secretary of BBH Common Settlement Fund, Inc. (since February
2000); Secretary of the Islamic Global Equity Fund (since February 2000); Vice President of SFG; Secretary of SBDS, 59 Wall Street Administrators and 59 Wall Street Distributors.

         SUSAN JAKUBOSKI (Aged 36)- Assistant Treasurer and Assistant Secretary; Assistant Treasurer and Assistant Secretary of the BBH Portfolios; Assistant
Treasurer and Assistant Secretary of the Dow Jones Islamic Market Index Portfolio (since March 1999); Assistant Treasurer and Assistant Secretary of BBH Common Settlement Fund, Inc. (since August 2000); Assistant Treasurer and Assistant Secretary of the Islamic Global Equity Fund (since November 2000); Assistant Secretary, Assistant Treasurer and Vice President of Signature Financial Group (Cayman) Limited; Assistant Secretary and Assistant Treasurer of SBDS, 59 Wall Street Administrators and 59 Wall Street Distributors.


-------------------------

* Mr. Shields is an "interested person" of the Corporation and the Portfolio because of his affiliation with a registered broker-dealer.

** These Trustees are members of the Audit Committee of the Corporation or the Portfolio, as the case may be.

(1) The BBH Portfolios consist of the following active investment companies: BBH U.S. Money Market Portfolio, BBH International Equity Portfolio, BBH U.S. Equity Portfolio, BBH European Equity Portfolio,
         BBH Pacific Basin Equity Portfolio, BBH High Yield Fixed Income Portfolio, BBH Broad Market Fixed Income Portfolio and BBH Global Equity Portfolio and the following inactive investment companies: BBH U.S. Balanced Growth Portfolio and BBH U.S. Intermediate Tax-Exempt Bond Portfolio.

(2) Shields & Company, Capital Management Associates, Inc. and Flowers Industries, Inc., with which Mr. Shields is associated, are a registered broker-dealer and a member of the New York Stock Exchange, a registered investment adviser, and a diversified food company, respectively.

(3) Richard K. Mellon and Sons, Richard King Mellon Foundation, R.K. Mellon Family Trusts, Mellon Family Investment Company IV, V and VI and Aerostructures Corporation, with which Mr. Miltenberger is or has been associated, are a private foundation, a private foundation, a trust, an investment company and an aircraft manufacturer, respectively.

         Except for Mr. Shields, no Director is an "interested person" of BBH ComSet or the Portfolio as that term is defined in the 1940 Act.


         The Directors of BBH ComSet receive no compensation for their services.


         By virtue of the responsibilities assumed by Brown Brothers Harriman & Co. under the Investment Advisory Agreement with the Portfolio and the Administration Agreement with BBH ComSet, and by Brown Brothers Harriman Trust Company LLC under the Administration Agreement with the Portfolio (see "Investment Adviser" and "Administrators"), neither BBH ComSet nor the Portfolio requires employees other than its officers, and none of its officers devote full time to the affairs of BBH ComSet or the Portfolio, as the case may be, or, other than the Chairman, receive any compensation from BBH ComSet or the Portfolio.


     As of August 16, 2000, Brown Brothers Harriman Trust Company, LLC owned 100% of the outstanding shares of BBH ComSet. BBH ComSet has informed the Portfolio that whenever it is requested to vote on matters pertaining to the Portfolio (other than a vote by the Portfolio to continue the operation of the Portfolio upon the withdrawal of another investor in the Portfolio), it will hold a meeting of its shareholders and will cast its vote as instructed by those shareholders.

INVESTMENT ADVISER

     Under its Investment Advisory Agreement with the Portfolio, subject to the general supervision of the Portfolio's Trustees and in conformance with the stated policies of the Portfolio, Brown Brothers Harriman provides investment advice and portfolio management services to the Portfolio. In this regard, it is the responsibility of Brown Brothers Harriman to make the day-to-day investment decisions for the Portfolio, to place the purchase and sale orders for portfolio transactions and to manage, generally, the Portfolio's investments.


     The Investment Advisory Agreement between Brown Brothers Harriman and the Portfolio is dated December 15, 1993, as amended and restated July 1, 2000, and remains in effect for two years from such date and thereafter, but only as long as the agreement is specifically approved at least annually (i) by a vote of the holders of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Portfolio, or by the Portfolio's Trustees, and (ii) by a vote of a majority of the Trustees of the Portfolio who are not parties to the Investment Advisory Agreement or "interested persons" (as defined in the 1940
Act) of the Portfolio ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval. The Investment Advisory Agreement was most recently approved by the Independent Trustees on May 9, 2000. The Investment Advisory Agreement terminates automatically if assigned and is terminable at any time without penalty by a vote of a majority of the Trustees of the Portfolio or by a vote of the holders of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Portfolio on 60 days' written notice to Brown Brothers Harriman and by Brown Brothers Harriman on 90 days' written notice to the Portfolio (see "Additional Information").

         With respect to the Portfolio, the investment advisory fee paid to the Investment Adviser is calculated daily and paid monthly at an annual rate equal to 0.10% of the Portfolio's average daily net assets. Prior to July 1, 2000, the investment advisory fee paid to the Investment Adviser was calculated daily and paid monthly at an annual rate equal to 0.15% of the Portfolio's average daily net assets. For the fiscal years ended June 30, 2000, 1999 and 1998, the Portfolio incurred $1,974,749, $1,593,123 and $1,466,761, respectively, for advisory services.



     The investment advisory services of Brown Brothers Harriman to the Portfolio are not exclusive under the terms of the Investment Advisory Agreement. Brown Brothers Harriman is free to and does render investment advisory services to others, including other registered investment companies.

     Pursuant to license agreements between Brown Brothers Harriman and each of 59 Wall Street Administrators and 59 Wall Street Distributors (each a "Licensee"), dated June 22, 1993 and June 8, 1990, respectively, each Licensee may continue to use in its name "59 Wall Street", the current and historic address of Brown Brothers Harriman, only if Brown Brothers Harriman does not terminate the respective license agreement, which would require the Licensee to change its name to eliminate all reference to "59 Wall Street".

     Pursuant  to a license  agreement  between  each of the  Portfolio  and BBH
ComSet and Brown Brothers Harriman dated May 9, 2000 and August 15, 2000, respectively, each of the Portfolio and BBH ComSet may continue to use in its name "BBH". Each agreement may be terminated by Brown Brothers Harriman at any time upon written notice to the Portfolio or BBH ComSet, as the case may be, upon the expiration or earlier termination of any investment advisory agreement between the Portfolio and Brown Brothers Harriman. Termination of the agreement would require each of the Portfolio and BBH ComSet to change its name to eliminate all reference to "BBH".


ADMINISTRATORS

       Brown Brothers Harriman Trust Company, LLC acts as Administrator of BBH ComSet and the Portfolio. Brown Brothers Harriman Trust Company, LLC is a wholly-owned subsidiary of Brown Brothers Harriman.

       In its capacity as Administrator of BBH ComSet, Brown Brothers Harriman Trust Company, LLC administers all aspects of BBH ComSet's operations subject to the supervision of BBH ComSet's Directors except as set forth below under "Placement Agent". In connection with its responsibilities as Administrator and at its own expense, Brown Brothers Harriman Trust Company, LLC (i) provides BBH ComSet with the services of persons competent to perform such supervisory, administrative and clerical functions as are necessary in order to provide effective administration of BBH ComSet; (ii) oversees the performance of administrative and professional services to BBH ComSet by others, including BBH ComSet's Transfer and Dividend Disbursing Agent; (iii) provides BBH ComSet with adequate office space and communications and other facilities; and (iv) prepares and/or arranges for the preparation, but does not pay for, the periodic updating of BBH ComSet's registration statement, the printing of such documents for the purpose of filings with the Securities and Exchange Commission and state securities administrators, and the preparation of tax returns for BBH ComSet and reports to shareholders and the Securities and Exchange Commission.

       For the services rendered to BBH ComSet and related expenses borne by Brown Brothers Harriman Trust Company, LLC, as Administrator of BBH ComSet, Brown Brothers Harriman Trust Company, LLC receives from BBH ComSet an annual fee, computed daily and payable monthly, equal to 0.01% of BBH ComSet's average daily net assets.

       Brown Brothers Harriman Trust Company, LLC in its capacity as Administrator of the Portfolio, administers all aspects of the Portfolio's operations subject to the supervision of the Portfolio's Trustees except as set forth above under "Investment Adviser". In connection with its responsibilities as Administrator for the Portfolio and at its own expense, Brown Brothers Harriman Trust Company, LLC (i) provides the Portfolio with the services of persons competent to perform such supervisory, administrative and clerical functions as are necessary in order to provide effective administration of the Portfolio, including the maintenance of certain books and records, receiving and processing requests for increases and decreases in the beneficial interests in the Portfolio, notification to the Investment Adviser of available funds for investment, reconciliation of account information and balances between the Custodian and the Investment Adviser, and processing, investigating and responding to investor inquiries; (ii) oversees the performance of administrative and professional services to the Portfolio by others, including the Custodian; (iii) provides the Portfolio with adequate office space and communications and other facilities; and (iv) prepares and/or arranges for the preparation, but does not pay for, the periodic updating of the Portfolio's registration statement for filing with the Securities and Exchange Commission, and the preparation of tax returns for the Portfolio and reports to investors and the Securities and Exchange Commission.


         For the services rendered to the Portfolio and related expenses borne by Brown Brothers Harriman Trust Company, LLC as Administrator of the Portfolio, Brown Brothers Harriman Trust Company, LLC receives from the Portfolio an annual fee, computed daily and payable monthly, equal to 0.035% of the Portfolio's average daily net assets. For the fiscal years ended June 30, 2000, 1999 and 1998, the Portfolio incurred $460,775, $371,729 and $342,244, respectively, for administrative services.



         The Administration Agreements between BBH ComSet and Brown Brothers Harriman Trust Company, LLC (dated August 15, 2000) and between the Portfolio and Brown Brothers Harriman Trust Company, LLC (dated March 1, 1999) will remain in effect for two years from such respective date and thereafter, but only so long as each such agreement is specifically approved at least annually in the same manner as the Portfolio's Investment Advisory Agreement (see "Investment Adviser"). The Independent Directors last approved BBH ComSet's Administration Agreement on November 9, 2000. The Independent Trustees last approved the Portfolio's Administration Agreement on November 9, 2000. Each agreement will terminate automatically if assigned by either party thereto and is terminable with respect to BBH ComSet or the Portfolio at any time without penalty by a vote of a majority of the Directors of BBH ComSet or the Trustees of the Portfolio, as the case may be, or by a vote of the holders of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of BBH ComSet or the Portfolio, as the case may be. BBH ComSet's Administration Agreement is terminable by the Directors of BBH ComSet or shareholders of BBH ComSet on 60 days' written notice to Brown Brothers Harriman Trust Company, LLC. The Portfolio's Administration Agreement is terminable by the Trustees of the Portfolio or by BBH ComSet and other investors in the Portfolio on 60 days' written notice to Brown Brothers Harriman Trust Company, LLC. Each agreement is terminable by the respective Administrator on 90 days' written notice to BBH ComSet or the Portfolio, as the case may be.


       Pursuant to a Subadministrative Services Agreement with Brown Brothers Harriman Trust Company, LLC, 59 Wall Street Administrators performs such subadministrative duties for BBH ComSet as are from time to time agreed upon by the parties. The offices of 59 Wall Street Administrators are located at 21 Milk Street, Boston, Massachusetts 02109. 59 Wall Street Administrators is a wholly-owned subsidiary of SFG. SFG is not affiliated with Brown Brothers Harriman Trust Company, LLC. 59 Wall Street Administrators' subadministrative duties may include providing equipment and clerical personnel necessary for maintaining the organization of BBH ComSet, participation in the preparation of documents required for compliance by BBH ComSet with applicable laws and regulations, preparation of certain documents in connection with meetings of Directors and shareholders of BBH ComSet, and other functions that would otherwise be performed by the Administrator as set forth above. For performing such subadministrative services, 59 Wall Street Administrators receives such compensation from Brown Brothers Harriman Trust Company, LLC as is from time to time agreed upon, but not in excess of the amount paid to the Administrator from BBH ComSet.

     Pursuant to a Subadministrative Services Agreement with Brown Brothers Harriman Trust Company, LLC, 59 Wall Street Administrators performs such subadministrative duties for the Portfolio as are from time to time agreed upon by the parties. 59 Wall Street Administrator's subadministrative duties may include providing equipment and clerical personnel necessary for maintaining the organization of the Portfolio, participation in the preparation of documents required for compliance by the Portfolio with applicable laws and regulations, preparation of certain documents in connection with meetings of Trustees of and investors in the Portfolio, and other functions that would otherwise be performed by the Administrator of the Portfolio as set forth above. For performing such subadministrative services, 59 Wall Street Administrators receives such compensation from Brown Brothers Harriman Trust Company, LLC as is from time to time agreed upon, but not in excess of the amount paid to the Administrator from the Portfolio.

PLACEMENT AGENT

         BBH ComSet has not retained the services of a principal underwriter or distributor, since interests in BBH ComSet are offered solely in private placement transactions. 59 Wall Street Distributors, Inc. acting as agent for BBH ComSet, serves as the placement agent of shares of BBH ComSet. 59 Wall Street Distributors receives no compensation for serving as placement agent.

EXPENSE PAYMENT AGREEMENT

         Under an expense payment agreement dated August 15, 2000, Brown Brothers Harriman Trust Company, LLC pays the expenses of BBH ComSet, other than fees paid to Brown Brothers Harriman Trust Company, LLC under BBH ComSet's Administration Agreement and other than expenses relating to the organization of BBH ComSet. In return, Brown Brothers Harriman Trust Company, LLC receives a fee from BBH ComSet such that after such payment the aggregate expenses of BBH ComSet do not exceed an agreed upon annual rate, currently 0.16% of the average daily net assets of BBH ComSet. Such fees are computed daily and paid monthly.

CUSTODIAN, TRANSFER AND DIVIDEND DISBURSING AGENT


     Brown Brothers Harriman, 40 Water Street, Boston, Massachusetts 02109, is the Custodian for BBH ComSet and the Portfolio.


       As Custodian for BBH ComSet, it is responsible for holding BBH ComSet's assets (i.e., cash and BBH ComSet's interest in the Portfolio) pursuant to a custodian agreement with BBH ComSet. Cash is held for BBH ComSet in demand deposit accounts at the Custodian. Subject to the supervision of the Administrator of BBH ComSet, the Custodian maintains the accounting records for BBH ComSet and each day computes the net asset value and net income per share of BBH ComSet.

       As Custodian for the Portfolio, it is responsible for maintaining books and records of portfolio transactions and holding the Portfolio's securities and cash pursuant to a custodian agreement with the Portfolio. Cash is held for the Portfolio in demand deposit accounts at the Custodian. Subject to the supervision of the Administrator of the Portfolio, the Custodian maintains the accounting and portfolio transaction records for the Portfolio and each day computes the net asset value and net income of the Portfolio.

       Forum Shareholder Services, LLC, Two Portland Square, Portland, Maine 04101 is the Transfer and Dividend Disbursing Agent for BBH ComSet. The Transfer and Dividend Disbursing Agent is responsible for maintaining the books and records detailing ownership of BBH ComSet's shares.

INDEPENDENT AUDITORS

       Deloitte & Touche LLP, Boston, Massachusetts are the independent auditors for BBH ComSet and Portfolio.

CODE OF ETHICS

    BBH ComSet, the Portfolio, the Adviser and the Placement Agent each have adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act. Each code of ethics permits personnel subject to such code of ethics to invest in securities, including securities that may be purchased or held by the Portfolio. However, the codes of ethics contain provisions and requirements designed to identify and address certain conflicts of interest between personal investment activities and the interests of the Portfolio. Of course, there can be no assurance that the codes of ethics will be effective in identifying and addressing all conflicts of interest relating to personal securities transactions. The code of ethics of BBH ComSet, the Portfolio, the Adviser and the Placement Agent are on file with and are available from the SEC.


NET ASSET VALUE

         The net asset value of each of BBH ComSet's shares is determined each day the New York Stock Exchange is open for regular trading and New York banks are open for business. (As of the date of this Statement of Additional Information, such Exchange and banks are so open every weekday except for the following holidays: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day and Christmas.) This determination of net asset value of each share of BBH ComSet is made once during each such day as of the close of regular trading on such Exchange by subtracting from the value of BBH ComSet's total assets (i.e., the value of its investment in the Portfolio and other assets) the amount of its liabilities, including expenses payable or accrued, and dividing the difference by the number of shares of BBH ComSet outstanding at the time the determination is made.

         The value of the Portfolio's net assets (i.e., the value of its securities and other assets less its liabilities, including expenses payable or accrued) is determined at the same time and on the same days as the net asset value per share of BBH ComSet is determined. The determination of the value of BBH ComSet's investment in the Portfolio is made by subtracting from the value of the total assets of the Portfolio the amount of the Portfolio's liabilities and multiplying the difference by the percentage, effective for that day, which represents BBH ComSet's share of the aggregate beneficial interests in the Portfolio. The value of BBH ComSet's investment in the Portfolio is determined once daily at 4:00 P.M., New York time on each day the New York Stock Exchange is open for regular trading and New York banks are open for business.

       The Portfolio's assets are valued by using the amortized cost method of valuation. This method involves valuing a security at its cost at the time of purchase and thereafter assuming a constant amortization to maturity of any discount or premium, regardless of the impact of fluctuating interest rates on the market value of the instrument. The market value of the securities held by the Portfolio fluctuates on the basis of the creditworthiness of the issuers of such securities and on the levels of interest rates generally. While the amortized cost method provides certainty in valuation, it may result in periods when the value so determined is higher or lower than the price the Portfolio would receive if the security were sold.

       Pursuant to a rule of the Securities and Exchange Commission, an investment company may use the amortized cost method of valuation subject to certain conditions and the determination that such method is in the best interests of BBH ComSet's shareholders and the Portfolio's other investors. The use of amortized cost valuations is subject to the following conditions: (i) as a particular responsibility within the overall duty of care owed to the Portfolio's investors, the Trustees of the Portfolio have established procedures reasonably designed, taking into account current market conditions and the investment objective of its investors, to stabilize the net asset value as computed; (ii) the procedures include periodic review by the Trustees of the Portfolio, as they deem appropriate and at such intervals as are reasonable in light of current market conditions, of the relationship between the value of the Portfolio's net assets using amortized cost and the value of the Portfolio's net assets based upon available indications of market value with respect to such portfolio securities; (iii) the Trustees of the Portfolio will consider what steps, if any, should be taken if a difference of more than 1/2 of 1% occurs between the two methods of valuation; and (iv) the Trustees of the Portfolio will take such steps as they consider appropriate, such as shortening the average portfolio maturity, realizing gains or losses, establishing the value of the Portfolio's net assets by using available market quotations, or reducing the value of interests in the Portfolio, to minimize any material dilution or other unfair results which might arise from differences between the two methods of valuation.

         Such conditions also generally require that: (i) investments for the Portfolio be limited to instruments which the Trustees of the Portfolio determine present minimal credit risks and which are of high quality as determined by any nationally recognized statistical rating organization that is not an affiliated person of the issuer of, or any issuer, guarantor or provider of credit support for, the instrument, or, in the case of any instrument that is not so rated, is of comparable quality as determined by the Investment Adviser under the general supervision of the Trustees of the Portfolio; (ii) a dollar-weighted average portfolio maturity of not more than 90 days be maintained and no instrument is purchased with a remaining maturity of more than 397 days; (iii) the Portfolio's available cash will be invested in such a manner as to reduce such maturity to 90 days or less as soon as is reasonably practicable, if the disposition of a portfolio security results in a dollar-weighted average portfolio maturity of more than 90 days; and (iv) no more than 5% of the Portfolio's total assets may be invested in the securities of any one issuer (other than U.S. Government securities).

         It is expected that BBH ComSet will have a positive net income at the time of each determination thereof. If for any reason BBH ComSet's net income is a negative amount, which could occur, for instance, upon default by an issuer of a portfolio security, BBH ComSet would first offset the negative amount with respect to each shareholder account from the dividends declared during the month with respect to those accounts. If and to the extent that negative net income exceeds declared dividends at the end of the month, BBH ComSet would reduce the number of outstanding Fund shares by treating each shareholder as having contributed to the capital of BBH ComSet that number of full and fractional shares in his or her account which represents his or her share of the amount of such excess. Each shareholder would be deemed to have agreed to such contribution in these circumstances by his or her investment in BBH ComSet.

COMPUTATION OF PERFORMANCE

         The current and effective yields of BBH ComSet may be used from time to time in shareholder reports or other communications to shareholders or prospective investors. Seven-day current yield is computed by dividing the net change in account value (exclusive of capital changes) of a hypothetical pre-existing account having a balance of one share at the beginning of a seven-day calendar period by the value of that account at the beginning of that period, and multiplying the return over the seven-day period by 365/7. For purposes of the calculation, net change in account value reflects the value of additional shares purchased with dividends from the original share and dividends declared on both the original share and any such additional shares, but does not reflect realized gains or losses or unrealized appreciation or depreciation. In addition, BBH ComSet may use an effective annualized yield quotation for BBH ComSet computed on a compounded basis by adding 1 to the base period return (calculated as described above), raising the sum to a power equal to 365/7, and subtracting 1 from the result.

         The yield should not be considered a representation of the yield of BBH ComSet in the future since the yield is not fixed. Actual yields will depend on the type, quality and maturities of the investments held for the Portfolio, changes in interest rates on investments, and BBH ComSet's expenses during the period.

         Yield  information  may be useful for reviewing the  performance of BBH
ComSet and for providing a basis for comparison with other investment alternatives. However, unlike bank deposits or other investments which pay a fixed yield for a stated period of time, BBH ComSet's yield does fluctuate, and this should be considered when reviewing performance or making comparisons.

       BBH ComSet's "yield" and "effective yield" may be used from time to time in shareholder reports or other communications to shareholders or prospective investors. Both yield figures are based on historical earnings and are not intended to indicate future performance. Performance information may include BBH ComSet's investment results and/or comparisons of its investment results to various unmanaged indexes (such as 1-month LIBOR) and to investments for which reliable performance data is available. Performance information may also include comparisons to averages, performance rankings or other information prepared by recognized mutual fund statistical services. To the extent that unmanaged indexes are so included, the same indexes will be used on a consistent basis. BBH ComSet's investment results as used in such communications are calculated in the manner set forth below.

       The "yield" of BBH ComSet refers to the income generated by an investment in BBH ComSet over a seven-day period (which period will be stated). This income is then "annualized". That is, the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment. The "effective yield" is calculated similarly but, when annualized, the income earned by an investment in BBH ComSet is assumed to be reinvested. The "effective yield" is slightly higher than the "yield" because of the compounding effect of this assumed reinvestment.

       The Portfolio commenced operations as of October 31, 1994 after the transfer to it of all of the assets of The 59 Wall Street Money Market Fund ("Money Market Fund") in exchange for an interest in the Portfolio. The Money Market Fund has investment policies, objective, guidelines and restrictions that are in all material respects equivalent to those of the Portfolio. The assets of the Portfolio as of October 31, 1994 were the same as the assets of the Money Market Fund immediately prior to the transfer. While the Money Market Fund continues to exist, its assets consist solely of its interest in the Portfolio. Since, in a practical sense, the Money Market Fund constitutes the "predecessor" of the Portfolio, the performance of the Portfolio is calculated for periods or portions thereof that commenced prior to the transfer of the Money Market Fund's assets to the Portfolio by including the performance of the Money Market Fund, with appropriate adjustments.


PURCHASES AND REDEMPTIONS

          A confirmation of each purchase and redemption transaction is issued on execution of that transaction.

         A shareholder's right to receive payment with respect to any redemption may be suspended or the payment of the redemption proceeds postponed: (i) during periods when the New York Stock Exchange is closed for other than weekends and holidays or when regular trading on such Exchange is restricted as determined by the Securities and Exchange Commission by rule or regulation, (ii) during periods in which an emergency exists which causes disposal of, or evaluation of the net asset value of, portfolio securities to be unreasonable or impracticable, or (iii) for such other periods as the Securities and Exchange Commission may permit.

       An investor should be aware that  redemptions  from BBH ComSet may not be
processed  if  a  completed  account   application  with  a  certified  taxpayer
identification number has not been received.

       In the event a shareholder redeems all shares held in BBH ComSet at any time during the month, all accrued but unpaid dividends are included in the proceeds of the redemption and future purchases of shares of BBH ComSet by such shareholder would be subject to BBH ComSet's minimum initial purchase requirements.

         BBH ComSet reserves the right to discontinue, alter or limit the automatic reinvestment privilege at any time, but will provide shareholders prior written notice of any such discontinuance, alteration or limitation.


FEDERAL TAXES

         Dividends of net income and net short-term capital gains, if any, are taxable to shareholders of BBH ComSet as ordinary income, whether such dividends are paid in cash or reinvested in additional shares. These distributions are not eligible for the dividends-received deduction allowed to corporate shareholders.


         Each year, BBH ComSet intends to continue to qualify and elect that it be treated as a separate "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). Under Subchapter M of the Code BBH ComSet is not subject to federal income taxes on amounts distributed to shareholders. A 4% non-deductible excise tax is imposed on BBH ComSet to the extent that certain distribution requirements for BBH ComSet for each calendar year are not met. BBH ComSet intends to continue to meet such requirements. The Portfolio is also not required to pay any federal income or excise taxes.

         Qualification as a regulated investment company under the Code requires, among other things, that (a) at least 90% of BBH ComSet's annual gross income, without offset for losses from the sale or other disposition of securities, be derived from interest, payments with respect to securities loans, dividends and gains from the sale or other disposition of securities or other income derived with respect to its business of investing in such securities; (b) less than 30% of BBH ComSet's annual gross income be derived from gains (without offset for losses) from the sale or other disposition of securities held for less than three months; and (c) the holdings of BBH ComSet be diversified so that, at the end of each quarter of its fiscal year, (i) at least 50% of the market value of BBH ComSet's assets be represented by cash, U.S. Government securities and other securities limited in respect of any one issuer to an amount not greater than 5% of BBH ComSet's assets and 10% of the outstanding voting securities of such issuer, and (ii) not more than 25% of the value of BBH ComSet's assets be invested in the securities of any one issuer (other than U.S. Government securities and securities of other investment companies). In addition, in order not to be subject to federal income tax, at least 90% of BBH ComSet's net investment income and net short-term capital gains earned in each year must be distributed to BBH ComSet's shareholders.

         To maintain a constant $1.00 per share net asset value, the Directors may direct that the number of outstanding shares be reduced pro rata. If this adjustment is made, it will reflect the lower market value of portfolio securities and not realized losses.

       Other Taxes. The treatment of BBH ComSet and its shareholders in those states which have income tax laws might differ from treatment under the federal income tax laws. Distributions to shareholders may be subject to additional state and local taxes. Shareholders are urged to consult their tax advisors regarding any state or local taxes.

       Other Information. Annual notification as to the tax status of capital gains distributions, if any, is provided to shareholders shortly after June 30, the end of BBH ComSet's fiscal year. Additional tax information is mailed to shareholders in January. Under U.S. Treasury regulations, BBH ComSet is required to withhold and remit to the U.S. Treasury a portion (31%) of dividends and capital gains distributions on the accounts of those shareholders who fail to provide a correct taxpayer identification number (Social Security Number for individuals) or to make required certifications, or who have been notified by the Internal Revenue Service that they are subject to such withholdings. Prospective investors should submit an IRS Form W-9 to avoid such withholding.

       This tax discussion is based on the tax laws and regulations in effect on the date of this Prospectus, however such laws and regulations are subject to change. Shareholders and prospective investors are urged to consult their tax advisors regarding specific questions relevant to their particular circumstances.

DESCRIPTION OF SHARES

         BBH ComSet is an open-end management investment company organized as a Maryland corporation on July 31, 2000. Its offices are located at 21 Milk Street, Boston, Massachusetts 02109; its telephone number is (617) 423-0800. The Articles of Incorporation currently permit BBH ComSet to issue 25,000,000,000 shares of common stock, par value $0.001 per share. The Board of Directors has the power to designate on or more series of shares of common stock and to classify and reclassify any unissued shares with respect to such series.

       Each Fund share represents an equal proportionate interest in BBH ComSet with each other share. Upon liquidation or dissolution of BBH ComSet, BBH ComSet's shareholders are entitled to share pro rata in BBH ComSet's net assets available for distribution to its shareholders.

         Shareholders are entitled to one vote for each share held on matters on which they are entitled to vote. Shareholders in BBH ComSet do not have cumulative voting rights, and shareholders owning more than 50% of the outstanding shares of BBH ComSet may elect all of the Directors of BBH ComSet if they choose to do so and in such event the other shareholders in BBH ComSet would not be able to elect any Director of BBH ComSet. BBH ComSet is not required and has no current intention to hold meetings of shareholders annually but BBH ComSet will hold special meetings of shareholders when in the judgment of BBH ComSet's Directors it is necessary or desirable to submit matters for a shareholder vote. Shareholders have under certain circumstances (e.g., upon application and submission of certain specified documents to the Directors of BBH ComSet by a specified number of shareholders) the right to communicate with other shareholders in connection with requesting a meeting of shareholders for the purpose of removing one or more Directors of BBH ComSet. Shareholders also have the right to remove one or more Directors of BBH ComSet without a meeting by a declaration in writing by a specified number of shareholders. Shares have no preference, pre-emptive, conversion or similar rights. The rights of redemption are described in the offering circular. Shares are fully paid and non-assessable by BBH ComSet.

         Stock certificates are not issued by BBH ComSet.

       The By-Laws of BBH ComSet provide that the presence in person or by proxy of the holders of record of one half of the shares of BBH ComSet outstanding and entitled to vote thereat shall constitute a quorum at all meetings of Fund shareholders, except as otherwise required by applicable law. The By-Laws further provide that all questions shall be decided by a majority of the votes cast at any such meeting at which a quorum is present, except as otherwise required by applicable law.

     The Articles of Incorporation and the By-Laws of BBH ComSet provide that BBH ComSet indemnify the Directors and officers of BBH ComSet to the full extent permitted by the Maryland Corporation Law, which permits indemnification of such persons against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with BBH ComSet. However, nothing in the Articles of Incorporation or the By-Laws of BBH ComSet protects or indemnifies a Director or officer of BBH ComSet against any liability to BBH ComSet or its shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

       The Portfolio, in which all of the assets of BBH ComSet are invested, is organized as a trust under the law of the State of New York. The Portfolio's Declaration of Trust provides that BBH ComSet and other entities investing in the Portfolio (e.g., other investment companies, insurance company separate accounts and common and commingled trust funds) are each liable for all obligations of the Portfolio. However, the risk of BBH ComSet incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations. Accordingly, the Directors of BBH ComSet believe that neither BBH ComSet nor its shareholders will be adversely affected by reason of the investment of all of the assets of BBH ComSet in the Portfolio.

       Each investor in the Portfolio, including BBH ComSet, may add to or reduce its investment in the Portfolio on each day the New York Stock Exchange is open for regular trading and New York banks are open for business. At 4:00 P.M., New York time on each such business day, the value of each investor's beneficial interest in the Portfolio is determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or withdrawals, which are to be effected on that day, are then effected. The investor's percentage of the aggregate beneficial interests in the Portfolio is then recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of 4:00 P.M., New York time on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of 4:00 P.M., New York time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined is then applied to determine the value of the investor's interest in the Portfolio as of 4:00 P.M., New York time on the following business day of the Portfolio.

       Whenever BBH ComSet is requested to vote on a matter pertaining to the Portfolio, BBH ComSet will vote its shares without a meeting of shareholders of BBH ComSet if the proposal is one, if which made with respect to BBH ComSet, would not require the vote of shareholders of BBH ComSet as long as such action is permissible under applicable statutory and regulatory requirements. For all other matters requiring a vote, BBH ComSet will hold a meeting of shareholders of BBH ComSet and, at the meeting of investors in the Portfolio, BBH ComSet will cast all of its votes in the same proportion as the votes of BBH ComSet's shareholders even if all Fund shareholders did not vote. Even if BBH ComSet votes all its shares at the Portfolio meeting, other investors with a greater pro rata ownership in the Portfolio could have effective voting control of the operations of the Portfolio.

         Interests in the Portfolio have no preference, preemptive, conversion or similar rights, and are fully paid and non-assessable. The Portfolio is not required to hold annual meetings of investors, but will hold special meetings of investors when, in the judgment of its trustees, it is necessary or desirable to submit matters for an investor vote. Each investor is entitled to a vote in proportion to the share of its investment in the Portfolio.

PORTFOLIO BROKERAGE TRANSACTIONS


     Brown Brothers Harriman, as Investment Adviser for the Portfolio, places orders for all purchases and sales of portfolio securities, enters into repurchase and reverse repurchase agreements and executes loans of portfolio securities. Fixed-income securities are generally traded at a net price with dealers acting as principal for their own account without a stated commission. The price of the security usually includes a profit to the dealer. In underwritten offerings, securities are purchased at a fixed price which includes an amount of compensation to the underwriter, generally referred to as the underwriter's concession or discount. On occasion, certain money market instruments may be purchased directly from an issuer, in which case no commissions or discounts are paid. From time to time certificates of deposit may be purchased through intermediaries who may charge a commission for their services.

     On those occasions when Brown Brothers Harriman deems the purchase or sale of a security to be in the best interests of the Portfolio as well as other customers, Brown Brothers Harriman, to the extent permitted by applicable laws and regulations, may, but is not obligated to, aggregate the securities to be sold or purchased with those to be sold or purchased for other customers in order to obtain best execution, including lower brokerage commissions, if appropriate. In such event, allocation of the securities so purchased or sold as well as any expenses incurred in the transaction are made by Brown Brothers Harriman in the manner it considers to be most equitable and consistent with its fiduciary obligations to its customers, including the Portfolio. In some instances, this procedure might adversely affect the Portfolio.


       Although the Portfolio generally holds investments until maturity and does not seek profits through short-term trading, it may dispose of any portfolio security prior to its maturity if it believes such disposition advisable.

       Money market securities are generally traded on a net basis and do not normally involve either brokerage commissions or transfer taxes. Where possible transactions on behalf of the Portfolio are entered directly with the issuer or from an underwriter or market maker for the securities involved. Purchases from underwriters of securities may include a commission or concession paid by the issuer to the underwriter, and purchases from dealers serving as market makers may include a spread between the bid and asked price. The policy of the Portfolio regarding purchases and sales of securities is that primary consideration will be given to obtaining the most favorable prices and efficient executions of transactions. In seeking to implement the Portfolio's policies, the Investment Adviser effects transactions with those brokers and dealers who the Investment Adviser believes provide the most favorable prices and are capable of providing efficient executions. If the Investment Adviser believes such prices and executions are obtainable from more than one broker or dealer, it may give consideration to placing portfolio transactions with those brokers and dealers who also furnish research and other services to the Portfolio and or the Investment Adviser. Such services may include, but are not limited to, any one or more of the following: information as to the availability of securities for purchase or sale; statistical or factual information or opinions pertaining to investment; and appraisals or evaluations of portfolio securities.


BOND, NOTE AND COMMERCIAL PAPER RATINGS

       There is no additional percentage limitation with respect to investments in negotiable certificates of deposit, fixed time deposits and bankers' acceptances of U.S. branches of U.S. banks and U.S. branches of non-U.S. banks that are subject to the same regulation as U.S. banks. Since the Portfolio may contain U.S. dollar-denominated certificates of deposit, fixed time deposits and bankers' acceptances that are issued by non-U.S. banks and their non-U.S. branches, the Portfolio may be subject to additional investment risks with respect to those securities that are different in some respects from obligations of U.S. issuers, such as currency exchange control regulations, the possibility of expropriation, seizure or nationalization of non-U.S. deposits, less liquidity and more volatility in non-U.S. securities markets and the impact of political, social or diplomatic developments or the adoption of other foreign government restrictions which might adversely affect the payment of principal and interest on securities held by the Portfolio. If it should become necessary, greater difficulties might be encountered in invoking legal processes abroad than would be the case in the United States. Issuers of non-U.S. bank obligations may be subject to less stringent or different regulations than are U.S. bank issuers, there may be less publicly available information about a non-U.S. issuer, and non-U.S. issuers generally are not subject to uniform accounting and financial reporting standards, practices and requirements comparable to those applicable to U.S. issuers. Income earned or received by the Portfolio from sources within countries other than the United States may be reduced by withholding and other taxes imposed by such countries. Tax conventions between certain countries and the United States, however, may reduce or eliminate such taxes. All such taxes paid by the Portfolio would reduce its net income available for distribution to investors (i.e., BBH ComSet and other investors in the Portfolio); however, the Investment Adviser would consider available yields, net of any required taxes, in selecting securities of non-U.S. issuers. While early withdrawals are not contemplated, fixed time deposits are not readily marketable and may be subject to early withdrawal penalties, which may vary. Assets of the Portfolio are not invested in obligations of Brown Brothers Harriman & Co., or the Distributor, or in the obligations of the affiliates of any such organization. Assets of the Portfolio are also not invested in fixed time deposits with a maturity of over seven calendar days, or in fixed time deposits with a maturity of from two business days to seven calendar days if more than 10% of the Portfolio's net assets would be invested in such deposits.

         Bond Ratings

Moody's Investors Service, Inc. ("Moody's")

         Aaa - Bonds rated Aaa are judged to be of the "best quality". Issues rated Aaa may be further modified by the numbers 1, 2 or 3 (3 being the highest) to show relative strength within the rating category.

Standard & Poor's Corporation ("S&P")

         AAA - The AAA rating is the highest rating assigned to debt obligations and indicates an extremely strong capacity to pay principal and interest.

         Note and Variable Rate Investment Ratings

         Moody's - MIG-1. Notes rated MIG-1 are judged to be of the best quality, enjoying strong protection from established cash flow of funds for their services or from established and broad-based access to the market for refinancing or both.

         S&P - SP-1. SP-1 denotes a very strong or strong capacity to pay principal and interest. Issues determined to possess overwhelming safety characteristics are given a plus (+) designation (SP-1+).

         Corporate Commercial Paper Ratings

         Moody's - Commercial Paper ratings are opinions of the ability of issuers to repay punctually promissory obligations not having an original maturity in excess of nine months. Prime-1 indicates highest quality repayment capacity of rated issue.

         S&P - Commercial Paper ratings are a current assessment of the likelihood of timely payment of debts having an original maturity of no more than 365 days. Issues rated A-1 have the greatest capacity for timely payment. Issues rated "A-1+" are those with an "overwhelming degree of credit protection."

         Other Considerations

         Among the factors considered by Moody's in assigning bond, note and commercial paper ratings are the following: (i) evaluation of the management of the issuer; (ii) economic evaluation of the issuer's industry or industries and an appraisal of speculative-type risks which may be inherent in certain areas;
(iii) evaluation of the issuer's products in relation to competition and customer acceptance; (iv) liquidity; (v) amount and quality of long-term debt;
(vi) trend of earnings over a period of 10 years; (vii) financial strength of a parent company and the relationships which exist with the issuer; and (viii) recognition by management of obligations which may be present or may arise as a result of public interest questions and preparations to meet such obligations.

         Among the factors considered by S&P in assigning bond, note and commercial paper ratings are the following: (i) trend of earnings and cash flow with allowances made for unusual circumstances, (ii) stability of the issuer's industry, (iii) the issuer's relative strength and position within the industry and (iv) the reliability and quality of management.

ADDITIONAL INFORMATION

         As used in this Statement of Additional Information and the Prospectus, the term "majority of the outstanding voting securities" (as defined in the 1940
Act) currently means the vote of (i) 67% or more of the outstanding voting securities present at a meeting, if the holders of more than 50% of the outstanding voting securities are present in person or represented by proxy; or
(ii) more than 50% of the outstanding voting securities, whichever is less.

         Fund shareholders receive semi-annual reports containing unaudited financial statements and annual reports containing financial statements audited by independent auditors.

       Other mutual funds or institutional investors may invest in the Portfolio on the same terms and conditions as BBH ComSet. However, these other investors may have different operating expenses which may generate different aggregate performance results. Information concerning other investors in the Portfolio is available from Brown Brothers Harriman.

       BBH ComSet may withdraw its investment in the Portfolio as a result of certain changes in the Portfolio's investment objective, policies or restrictions or if the Board of Directors of BBH ComSet determines that it is otherwise in the best interests of BBH ComSet to do so. Upon any such withdrawal, the Board of Directors of BBH ComSet would consider what action might be taken, including the investment of all of the assets of BBH ComSet in another pooled investment entity or the retaining of an investment adviser to manage BBH ComSet's assets in accordance with the investment policies described above with respect to the Portfolio. In the event the Directors of BBH ComSet were unable to accomplish either, the Directors will determine the best course of action.


FINANCIAL STATEMENTS

         BBH ComSet's statement of assets and liabilities dated August 16, 2000 included herein has been included in reliance upon the report of Deloitte & Touche LLP, independent auditors for BBH ComSet.

                        BBH COMMON SETTLEMENT FUND, INC.

                       STATEMENT OF ASSETS AND LIABILITIES
                                 August 16, 2000



ASSETS:
         Cash................................................    $100,000

LIABILITIES:
         Accrued expenses....................................        -
                                                                 --------------

NET ASSETS..................................................     $100,000





                See Notes to Statement of Assets and Liabilities.

                        BBH COMMON SETTLEMENT FUND, INC.

                  NOTES TO STATEMENT OF ASSETS AND LIABILITIES

         1. Organization. BBH Common Settlement Fund, Inc. ("BBH ComSet") is registered under the Investment Company Act of 1940, as amended, as an open-ended management investment company, which was organized as a corporation under the laws of the State of Maryland on July 31, 2000. As of August 16, 2000, BBH ComSet has not commenced operations.

INDEPENDENT AUDITORS' REPORT

Directors and Shareholders
BBH Common Settlement Fund, Inc.

We have audited the accompanying statement of assets and liabilities of BBH Common Settlement Fund, Inc. (the "Fund") as of August 16, 2000 (expressed in United States dollars). This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, this statement of assets and liabilities presents fairly, in all material respects, the financial position of the Fund as of August 16, 2000 in conformity with accounting principles generally accepted in the United States of America.



Deloitte & Touche LLP
/s/DELOITTE & TOUCHE LLP
Boston, Massachusetts
August 21, 2000

                                     PART C


Item 23. Exhibits.

           (a)   Articles of Incorporation.(1)

           (b)   By-laws.(1)

           (c)   Not Applicable.

           (d)   Not Applicable.

           (e)   Placement Agent Agreement.(1)

           (f)   Not Applicable.

           (g)   Not Applicable.

           (h)(i)   Administration Agreement. (1)

           (h)(ii)  Subadministration Agreement.(1)

           (h)(iii) Expense Payment Agreement. (1)

           (i)   Not Applicable.

           (j)   Not Applicable.

           (k)   Not Applicable.

           (l)   Investment representation letters
                 of initial investors.(1)

           (m)   Not Applicable.

           (n)   Not Applicable.

           (o)   Not Applicable.

           (p)(i)Code of Ethics of the Fund.(1)

           (p)(ii)Code of Ethics of the Brown Brothers Harriman & Co.(1)

           (p)(iii) Code of Ethics of 59 Wall Street Distributors, Inc. (1)

-----------------------------
(1) Incorporated herein by reference from the registration statement as initially filed with the Securities and Exchange Commission on August, 21, 2000.

Item 24.  Persons Controlled by or Under Common Control with Registrant.

           Not applicable.

Item 25.  Indemnification.

       Reference is made to Article VII of Registrant's By-Laws and to Section 5 of the Placement Agent Agreement between the Registrant and 59 Wall Street Distributors, Inc.

         Registrant, its Directors and officers, and persons affiliated with them are insured against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings.

         Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Item 26.  Business and Other Connections of Investment Adviser.

       The Registrant's investment adviser, Brown Brothers Harriman & Co., is a New York limited partnership. Brown Brothers Harriman & Co. conducts a general banking business and is a member of the New York Stock Exchange.

         To the knowledge of the Registrant, none of the general partners or officers of Brown Brothers Harriman & Co. is engaged in any other business, profession, vocation or employment of a substantial nature.

Item 27.  Principal Underwriters.

        Not applicable.

Item 28.  Location of Accounts and Records.

        All  accounts,  books and other  documents  required to be maintained by
Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder are maintained at the offices of:

         BBH Common Settlement Fund, Inc.
         63 Wall Street
         New York, NY  10005

         Brown Brothers Harriman & Co.
         59 Wall Street
         New York, NY  10005
         (investment adviser)

         Brown Brothers Harriman Trust Company, LLC
         63 Wall Street
         New York, NY  10005
         (administrator)

         59 Wall Street Administrators, Inc.
         21 Milk Street
         Boston, MA  02109
         (subadministrator)

         59 Wall Street Distributors, Inc.
         21 Milk Street
         Boston, MA  02109
         (placement agent)


Item 29.  Management Services.

        Not applicable.

Item 30.  Undertakings.

        Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, BBH Common Settlement Fund, Inc. has duly caused this registration statement on Form N-1A to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boston, Commonwealth of Massachusetts on the 1st day of March, 2001.

BBH Common Settlement Fund, Inc.

By:    /s/PHILIP W. COOLIDGE
       Philip W. Coolidge
       President

                           SIGNATURES

     BBH U.S. Money Market Portfolio (the "Portfolio") has duly caused this Registration Statement on Form N-1A ("Registration Statement") of BBH Common Settlement Fund, Inc. to be signed on its behalf by the undersigned, thereto duly authorized in the City of Boston, Massachusetts on the 1st day of March, 2001.

BBH U.S. MONEY MARKET PORTFOLIO


By: /s/PHILIP W. COOLIDGE
    (Philip W. Coolidge, President)

       Pursuant to the requirements of the Investment Company Act of 1940, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated above.

SIGNATURE                                    TITLE

                                             President
/s/PHILIP W. COOLIDGE                       (Principal Executive Officer)
(Philip W. Coolidge)


/s/JOSEPH V. SHIELDS, JR.                    Trustee
(J.V. Shields, Jr.)


/s/RICHARD L. CARPENTER                      Trustee
(Richard L. Carpenter)


/s/CLIFFORD A. CLARK                         Trustee
(Clifford A. Clark)


/s/EUGENE P. BEARD                           Trustee
(Eugene P. Beard)


/s/DAVID P. FELDMAN                          Trustee
(David P. Feldman)


/s/J. ANGUS IVORY                            Trustee
(J. Angus Ivory)


/s/ALAN G. LOWY                              Trustee
(Alan G. Lowy)


/s/ARTHUR D. MILTENBERGER                    Trustee
(Arthur D. Miltenberger)


/s/DAVID M. SEITZMAN                         Trustee
(David M. Seitzman)

                                             Treasurer (Principal Financial
/s/LINWOOD C. DOWNS                          Officer and Principal
(Linwood C. Downs)                           Accounting Officer) of the
                                             Portfolio